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                                                                    Exhibit 99.4


TUESDAY SEPTEMBER 5, 10:34 AM EASTERN TIME

PRESS RELEASE

ENVISION DEVELOPMENT CORPORATION NAMES MICHAEL E. AMIDEO CHIEF EXECUTIVE OFFICER

MARLBORO, Mass.--(BUSINESS WIRE)--September 5, 2000--The Board of Directors of Envision Development Corporation (AMEX: EDV - NEWS) today announced the appointment of Michael E. Amideo as Chief Executive Officer. He succeeds Dean M. Willard, Chairman of the Board, who has served as interim CEO since August 9, 2000.

As CEO of Envision, Mr. Amideo will be responsible for the execution of the Company's strategies for the development of its eBusiness technologies, including secure email applications, distance collaboration software and wireless web-access technologies.

"I have been closely involved in the reorganization and restructuring programs at Envision and am acutely aware of the key issues facing the Company," Mr. Amideo said. "Fundamentally, we have exceptional people, products and prospects. I plan to concentrate my efforts primarily on the transformation of Envision into a broad-based software development company with companion strengths in professional services solutions."

"We believe Michael's leadership will bring an energized responsiveness to the organization and its customers," said Chairman Willard. "The board has great confidence in his ability to oversee the Company's strategic operations and to chart the course for Envision's growth. The changes announced today and in the previous month are in the best interest of our shareholders, customers and




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employees and will further enhance the evolution of Envision's eBusiness solutions."

Mr. Amideo, 31, has served as the Company's Chief Financial Officer since February 2000 and previously served as the Chief Financial Officer of perfumania.com, Envision's predecessor company. Prior to joining perfumania.com, Amideo worked in the audit and business advisory practices at Arthur Andersen LLP and PricewaterhouseCoopers LLP.

Envision Development Corporation (www.edvcorp.com) is a rapidly growing leader in providing Web-centric transactive technologies through breakthrough applications development and end-to-end eBusiness solutions.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC, including its Current Report on Form 10-K.